SCHEDULE 14A INFORMATION

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Stewart Enterprises, Inc.

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[Letterhead of Stewart Enterprises, Inc.]

March 1, 2001

To our shareholders:

        You are cordially invited to the annual meeting of shareholders of Stewart Enterprises, Inc. to be held at 11:00 a.m. on April 5, 2001, in the Hotel Intercontinental, 444 St. Charles Avenue, New Orleans, Louisiana.

        The attached notice of meeting and proxy statement describe in detail the matters proposed by your board of directors to be considered and voted upon at the meeting.

        It is important that your shares be represented at the meeting. Accordingly, we ask that you read the attached notice of meeting and proxy statement carefully and that you complete, date and sign the enclosed proxy and return it promptly in the accompanying postpaid envelope. This will ensure that your vote is counted. Furnishing the enclosed proxy will not prevent you from voting in person at the meeting if you wish to do so.

        Please return the enclosed proxy and save us the cost of having to contact you again in order to obtain your signed proxy.

Sincerely, Frank B. Stewart, Jr. Chairman of the Board

STEWART ENTERPRISES, INC.
110 Veterans Memorial Boulevard
Metairie, Louisiana 70005

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF STEWART ENTERPRISES, INC.:

        You are cordially invited to the 2001 annual meeting of our shareholders which will be held in the Hotel Intercontinental, 444 St. Charles Avenue, New Orleans, Louisiana, on April 5, 2001, at 11:00 a.m. for the following purposes:

  To elect three directors to serve a three-year term of office expiring at our 2004 annual meeting

  To ratify the retention of PricewaterhouseCoopers LLP, certified public accountants, as independent auditors for the fiscal year ending October 31, 2001

  To transact such other business as may properly come before the meeting or any adjournment thereof

        Only shareholders of record at the close of business on February 13, 2001, are entitled to notice of and to vote at our 2001 annual meeting.

        If you are unable to attend in person and wish to have your shares voted, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING POSTPAID ENVELOPE AS PROMPTLY AS POSSIBLE. You may revoke your proxy by giving notice to our Secretary at any time before it is voted at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS
Loralice A. Trahan Secretary

Metairie, Louisiana
March 1, 2001

STEWART ENTERPRISES, INC.
110 Veterans Memorial Boulevard
Metairie, Louisiana 70005

March 1, 2001

PROXY STATEMENT

        We are furnishing this proxy statement to our shareholders in connection with the solicitation of proxies on behalf of our board of directors for use at the 2001 annual meeting of our shareholders to be held on April 5, 2001, at 11:00 a.m. in the Hotel Intercontinental, 444 St. Charles Avenue, New Orleans, Louisiana.

        Only holders of record of our Class A and Class B common stock at the close of business on February 13, 2001 are entitled to notice of and to vote at our 2001 annual meeting. On that date, we had outstanding (A) 103,618,686 shares of our Class A common stock, each of which is entitled to one vote, and (B) 3,555,020 shares of our Class B common stock, each of which is entitled to ten votes.

        You may revoke your proxy at any time before it is voted at the annual meeting by filing with our Secretary a written revocation or duly executed proxy bearing a later date. Your proxy will be deemed revoked if you attend the annual meeting and vote in person.

        We will begin mailing this proxy statement to our shareholders on or about March 1, 2001, and we will bear the cost of soliciting proxies in the enclosed form. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and facsimile. We will ask banks, brokerage houses and other institutions, nominees and fiduciaries to forward the soliciting material to their principals and to obtain authorization for the execution of proxies, and we will reimburse them upon request for their reasonable expenses in so acting.

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
AND CERTAIN BENEFICIAL OWNERS

Stock Ownership of Directors and Executive Officers

        The table below sets forth certain information concerning the beneficial ownership, as of February 13, 2001, of our Class A and Class B common stock by (1) each director and director nominee, (2) each executive officer for whom compensation information is disclosed under the caption "Executive Compensation," and (3) all of our directors and executive officers as a group, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. Unless otherwise indicated, all shares shown as beneficially owned are held with sole voting and investment power.

                                                                          Acquirable through
                                                                              Currently
                                                    Number of Shares         Exercisable       Percent
        Beneficial Owner                Class    Beneficially Owned(1)(2)   Stock Options(3)  of Class(3)
        ----------------                -----    -----------------------  ------------------  ----------

Directors and Director Nominees
Frank B. Stewart, Jr. ...............   Class A      6,942,559(4)                     0          6.7%
P.O. Box 19925                          Class B      3,555,020(5)                     0        100.0%
New Orleans, LA  70179

William E. Rowe .....................   Class A       224,359(6)                643,020         *
Kenneth C. Budde ....................   Class A       109,539(7)                249,000         *
Darwin C. Fenner ....................   Class A       490,248(8)                 26,900         *
John P. Laborde .....................   Class A        52,928(9)                 26,900         *
James W. McFarland ..................   Class A        16,140                    26,900         *
Michael O. Read .....................   Class A        43,642(10)                26,900         *

Named Executive Officers(11)

Brian J. Marlowe ....................   Class A       170,408(12)               409,010         *
Brent F. Heffron ....................   Class A        66,665(13)               267,346         *
Joseph P. Henican, III ..............   Class A       595,933(14)                     0         *

All directors and executive
 officers as a group (15 persons) ...   Class A      7,866,592(15)            2,171,826          9.5%(16)
                                        Class B      3,555,020                        0        100.0%(16)

*    Less than 1%
(1)	Excludes shares subject to options currently exercisable or exercisable within 60 days, which shares are set forth separately in the next column.
(2)	Includes shares held indirectly through the Stewart Enterprises Employees' Retirement Trust (SEERT). Individuals participating in the SEERT have sole investment power, but no voting power, over the shares. Participants in the SEERT may choose to direct personal contributions, as well as matching contributions from our company, into the Stewart Enterprises Company Stock Fund (the "Fund"). The Fund is a blend of Stewart Enterprises, Inc. Class A common stock and cash. Participants do not have direct ownership of Stewart Enterprises, Inc. stock, but rather have ownership of units in the Fund. As of December 31, 2000, one unit in the Fund was equivalent to .789882 of a share of stock.

(3)	Consists of shares subject to options currently exercisable or exercisable within 60 days. These shares are deemed to be outstanding for purposes of computing the percentage of outstanding Class A common stock owned by a person individually and by all directors and executive officers as a group but are not deemed to be outstanding for the purpose of computing the individual ownership percentage of any other person.
(4)	Includes 6,483,844 shares owned as community property with Mr. Stewart's wife, 448,000 shares owned by the Frank B. Stewart, Jr. Foundation (a non-profit corporation), with respect to which Mr. Stewart is a trustee and shares voting and investment power, and 10,715 shares held indirectly by Mr. Stewart through the SEERT.
(5)	Each share of Class B common stock has ten votes per share and, unless otherwise required by law, the holder of Class B common stock votes together with the holders of Class A common stock on all matters brought before the shareholders.
(6)	Includes 3,029 shares held indirectly by Mr. Rowe through the SEERT.
(7)	Includes 2,791 shares held indirectly by Mr. Budde through the SEERT.
(8)	Includes 900 shares owned by Mr. Fenner's wife and 448,000 shares held by the Frank B. Stewart, Jr. Foundation (a non-profit corporation), with respect to which Mr. Fenner is a trustee and shares voting and investment power.
(9)	Includes 428 shares owned by Mr. Laborde's wife.
(10)	Includes 10,500 shares held in a trust, with respect to which Mr. Read is a trustee and shares voting and investment power.
(11)	Information regarding Messrs. Stewart, Rowe and Budde, the named executive officers other than Messrs. Marlowe, Heffron and Henican, appears immediately above under the caption "Directors and Director Nominees."
(12)	Includes 2,481 shares held indirectly by Mr. Marlowe through the SEERT and 1,800 shares held in Mr. Marlowe's wife's retirement fund.
(13)	Includes 1,473 shares held indirectly by Mr. Heffron through the SEERT.
(14)	Includes 10,000 shares owned by Mr. Henican's wife, 1,200 shares owned by his children, and 1,701 shares held indirectly by Mr. Henican through the SEERT. Mr. Henican was the Chief Executive Officer and a director of our company until November 15, 1999.
(15)	Includes 38,627 shares held through the SEERT.
(16)	As of February 13, 2001, all directors and executive officers as a group beneficially owned shares of Class A and B common stock representing 32.2 percent of our total voting power.

Stock Ownership of Certain Beneficial Owners

        As of February 14, 2001, the person named below was, to our knowledge, the only beneficial owner of more than 5 percent of our outstanding Class A common stock, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, other than Frank B. Stewart, Jr., whose beneficial ownership of our Class A and Class B common stock is described above.

                                                 Amount and Nature of    Percent
       Beneficial Owner               Class      Beneficial Ownership   of  Class                         OF
       ----------------               -----      --------------------   ---------
Dimensional Fund Advisors            Class A           8,422,300(1)        8.1%
   1299 Ocean Avenue
   Santa Monica, California 90401

(1)	Based solely on information contained in a Schedule 13G filed with the Securities and Exchange Commission ("SEC") on February 2, 2001, indicating that all shares shown as beneficially owned are held with sole voting and investment power.

ELECTION OF DIRECTORS

General

        Our Amended and Restated Articles of Incorporation (the "Articles") and By-laws divide the board of directors into three classes serving three-year staggered terms and, pursuant to our By-laws and a resolution of the board of directors, the number of directors has been set at seven. The term of office of our Class II directors expires at our 2001 annual meeting. The Class I and Class III directors are serving terms that expire at our 2003 and 2002 annual meetings, respectively. Frank B. Stewart, Jr., Darwin C. Fenner and John P. Laborde, our Class II directors whose terms are expiring, have been nominated by the board of directors for re-election at our 2001 annual meeting for a three-year term of office expiring at our 2004 annual meeting and until their successors are duly elected and qualified.

        Unless authority to vote for the election of directors is withheld, the proxy holders named on the enclosed proxy will vote all shares represented thereby in favor of the election of each of the three nominees listed below. We are informed that each nominee is willing to serve; however, in accordance with our By-laws, if any of them should decline or become unable to serve for any reason, votes represented by the enclosed proxy will be cast instead for a substitute nominee designated by the board of directors, or, if none is designated, the number of directors will be reduced automatically by the total number of nominees withdrawn from consideration. Under our By-laws, directors are elected by plurality vote.

        A shareholder of record who wishes to nominate one or more persons for election to the board of directors must comply with the procedures established by our Articles and By-laws. Pursuant to those procedures, the shareholder may nominate one or more persons for election at a meeting of shareholders only if the shareholder is entitled to vote at the meeting and provides timely notice in writing to our Secretary at our principal office, 110 Veterans Memorial Boulevard, Metairie, Louisiana 70005. To be timely, a shareholder's notice must be received at our principal office not less than 45 days nor more than 90 days prior to the meeting; however, if less than 55 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received at our principal office no later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. The notice must include the following information with respect to each person the shareholder proposes to nominate: (1) the person's name, age, business address and residential address, (2) the person's principal occupation or employment, (3) the class and number of shares of our capital stock of which such person is the beneficial owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934), (4) the person's written consent to being named in the proxy statement as a nominee and to serve as a director if elected, and (5) any other information relating to such person that would be required to be disclosed in solicitations of proxies for the election of directors, or otherwise would be required, in each case pursuant to Regulation 14A of the Securities Exchange Act of 1934. The notice also must include the following information with respect to the shareholder giving the notice: (1) the name and address of the shareholder and (2) the class and number of shares of our capital stock of which the shareholder is the beneficial owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934). If requested in writing by our Secretary at least 15 days in advance of the meeting, the shareholder must disclose to our Secretary, within ten days of the request, whether the person is the sole beneficial owner of the shares held of record by the shareholder, and, if not, the name and address of each other person known by the shareholder of record to claim or have a beneficial interest in the shares.

        The following table sets forth certain information regarding the directors and nominees for election as directors. Unless otherwise indicated, each director has been engaged in the principal occupation shown for more than the past five years.

                                                                     Nominated
        Name, Age, Principal Occupation                 Director      for Term
    and Directorships in other Public Companies           Since       Expiring
    -------------------------------------------         --------      --------

Nominees for Election as Class II Directors:

Frank B. Stewart, Jr., 65 ..........................      1970          2004
   Chairman of the Board(1)

Darwin C. Fenner, 68 ...............................      1991          2004
   Investment Counsel, Chairman
   and Chief Executive Officer,
   Fenner, Plauche & Williams Investment
   Management Company(2)

John P. Laborde, 77 ................................      1995          2004
   Chairman Emeritus, Tidewater Inc. (marine
   transportation) and Chairman, Laborde
   Marine Lifts, Inc. (marine offshore services)(3)
The board of directors unanimously recommends a vote FOR each of the nominees listed above.
Continuing Class III Directors:

James W. McFarland, 55 .............................      1995          2002
   Dean, A.B. Freeman
   School of Business,
   Tulane University(4)

Kenneth C. Budde, 53 ...............................      1998          2002
   Executive Vice President and
   Chief Financial Officer(5)

Continuing Class I Directors:

William E. Rowe, 54 ................................      1994          2003
   President and
   Chief Executive Officer(6)

Michael O. Read, 57 ................................      1991          2003
   Senior Vice President,
   Hibernia National Bank(7)

(1)	Mr. Stewart is a member of our nominating committee.
(2)	Mr. Fenner is the chairman of our investment committee and is a member of our compensation and nominating committees.

(3)	Mr. Laborde is also a director of Stolt Offshore, S.A. and Stone Energy Corporation. He is a member of our audit, investment and nominating committees.
(4)	Dean McFarland is also a director of Petroleum Helicopters, Inc. and Sizeler Property Investors, Inc. He is the chairman of our compensation committee and a member of our audit and nominating committees.
(5)	Mr. Budde has served as our Executive Vice President, Chief Financial Officer and a director since May 1, 1998. Prior to that time, he served as our Senior Vice President of Finance, Secretary and Treasurer. He is a member of our investment committee.
(6)	Mr. Rowe has served as our Chief Executive Officer since November 16, 1999 and as our President since November 1, 1994. He was our Chief Operating Officer from April 1994 until November 15, 1999. He is a member of our nominating committee.
(7)	Mr. Read is the chairman of our audit committee and a member of our compensation and nominating committees. Prior to January 2001, Mr. Read was a Vice President at Marsh USA, Inc., an insurance brokerage and consulting firm.

        During the fiscal year ended October 31, 2000, our board of directors held 13 meetings. Each director attended 75 percent or more of the aggregate number of meetings of the board of directors and committees of which he was a member that were held during the period in which he served.

        Our board of directors has an audit committee on which Messrs. Read, Laborde and McFarland serve. The audit committee performs the functions described below under the heading "Audit Committee Report." The audit committee met 16 times during the fiscal year ended October 31, 2000.

        Our board of directors also has a compensation committee on which Messrs. McFarland, Fenner and Read serve. The compensation committee reviews, analyzes and recommends compensation programs to our board of directors. The compensation committee also is responsible for the administration of and the grant of awards under our stock compensation plans. The compensation committee met 16 times during the fiscal year ended October 31, 2000.

        Our board of directors also has a nominating committee on which Messrs. Stewart, Rowe, Fenner, Laborde, McFarland and Read serve. The nominating committee identifies and recommends to the full board of directors candidates for nomination to the board of directors and establishes procedures for the nomination process. The committee will consider nominees recommended by shareholders of record who comply with the procedures established by our Articles and By-laws, which are summarized above. The nominating committee did not meet during the fiscal year ended October 31, 2000.

Compensation of Directors

        Each member of the board of directors who is not a full-time employee (an "Outside Director") was paid during the last fiscal year (1) a quarterly retainer of $5,250, (2) $1,500 for each board meeting attended, and (3) $1,500 for each committee meeting attended.

        We granted options under the Amended and Restated Directors' Stock Option Plan (the "1996 Directors' Plan") to each Outside Director on January 31, 2000. The Outside Directors were each granted an option to acquire 14,400 shares of our Class A common stock. The options are exercisable immediately and expire on January 31, 2005. Exercisability of the options granted under the 1996 Directors' Plan is automatically accelerated in the event of a change of control, as defined in the plan, and may be accelerated by the compensation committee at any time in its discretion. The exercise price of the options is the fair market value of the Class A common stock on the date of grant. There are no additional options available to be granted under the 1996 Directors' Plan.

        In 2000, we adopted the 2000 Directors' Stock Option Plan (the "2000 Directors' Plan"), pursuant to which each Outside Director was granted an option to purchase 50,000 shares of our Class A common stock. The options generally become exercisable in 25 percent annual increments beginning on April 13, 2001 and expire on January 31, 2005. The compensation committee may accelerate the exercisability of any options at any time at its discretion, and the options become immediately exercisable in the event of a change of control, as defined in the plan. The exercise price of the options is the fair market value of the Class A common stock on the date of grant. Any person who joins the board as an Outside Director prior to the 2004 Annual Meeting of Shareholders will receive an option for a pro rata portion of a 50,000 share option grant, exercisable at a price equal to the fair market value of the Class A common stock on the date of grant.

Audit Committee Report

        The audit committee of Stewart Enterprises, Inc. is composed of three directors and operates under a written charter adopted by the board of directors. The members of the audit committee are Michael O. Read, John P. Laborde and James W. McFarland. All members of the audit committee are independent, as defined in Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards.

        The audit committee performs the functions described in its charter, which is attached to this proxy statement as Exhibit A. These functions include:

  recommending to our board the appointment of the independent auditors;

  approving the scope of audits and other services to be performed by the independent and internal auditors; and

  reviewing the results of internal and external audits, the accounting principles applied in financial reporting and the adequacy of financial and operational controls.

        The audit committee reviews our company's financial reporting process on behalf of our board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

        In this context, the audit committee has met and held discussions with management and our internal and independent auditors. Management represented to the audit committee that our company's audited consolidated financial statements were prepared in accordance with generally accepted accounting principles. The audit committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The audit committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

        In addition, the audit committee has discussed with the independent auditors the auditors' independence from our company and our management, including matters in the written disclosures provided by the independent auditors to the audit committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

        The audit committee has discussed with our internal and independent auditors the overall scope and plans for their respective audits. The audit committee has met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our company's internal controls and the overall quality of our company's financial reporting.

        In reliance on the reviews and discussions referred to above, the audit committee recommended to the board, and the board has approved, that the audited consolidated financial statements be included in our company's Annual Report on Form 10-K for the year ended October 31, 2000, for filing with the Securities and Exchange Commission. The committee and the board also have recommended, subject to shareholder ratification, the selection of our company's independent auditors for fiscal year 2001.

        Audit Fees: Aggregate fees and costs billed to our company for professional services rendered for the audit of our financial statements for the fiscal year ended October 31, 2000 and for reviewing the financial statements included in our company's Form 10-Qs for the fiscal year ended October 31, 2000 were $457,655.

        Financial Information Systems Design and Implementation Fees: Aggregate fees and costs billed to our company for the professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X rendered by the principal accountant for the fiscal year ended October 31, 2000 were $6,403.

        All Other Fees: Aggregate fees and costs billed to our company for services rendered by the principal accountant for the fiscal year ended October 31, 2000, other than audit and financial information systems design and implementation services, were $309,865.

        The audit committee has determined that the provision of services covered by the two preceding paragraphs is compatible with maintaining the principal accountant's independence from our company.

        Submitted by the Audit Committee.

John P. Laborde	James W. McFarland	Michael O. Read

EXECUTIVE COMPENSATION

Summary of Compensation

        The following table sets forth information with respect to the compensation paid to our Chief Executive Officers and to each of our four most highly compensated other executive officers for services rendered during the fiscal years ended October 31, 2000, 1999 and 1998.

SUMMARY COMPENSATION TABLE

                                                              Long Term
                                                             Compensation
                                       Annual Compensation      Awards
                                      ---------------------  ------------
    Name and                                                  Securities
    Principal                                                 Underlying     All Other
    Position                    Year     Salary     Bonus       Options    Compensation
    --------                    ----   ---------   --------  ------------  ------------
Frank B. Stewart, Jr. ........  2000   $ 450,000   $      0            0   $  16,322(2)
   Chairman of                  1999     450,000          0            0      17,993
   the Board                    1998     519,229          0            0      21,578

William E. Rowe ..............  2000     500,000    160,000(1) 1,000,000      20,023(2)
   President and Chief          1999     500,000    100,000            0      30,574
   Executive Officer            1998     500,000    360,734      500,000      23,988

Brian J. Marlowe .............  2000     355,000    112,500(1)   700,000      13,887(2)
   Executive Vice President     1999     300,000     70,000            0      16,755
   and Chief Operating Officer  1998     300,000    170,000      250,000      17,767

Kenneth C. Budde .............  2000     300,000     90,000(1)   500,000      18,583(2)
   Executive Vice President     1999     285,000     50,000            0      12,306
   and Chief Financial Officer  1998     231,055    180,000      250,000       6,384

Brent F. Heffron .............  2000     300,000     50,000(1)   400,000      13,389(2)
   Executive Vice President     1999     300,000     20,000            0      10,035
   and President-Southern Div.  1998     263,461    165,000      250,000      13,566

Joseph P. Henican, III .......  2000      30,770          0            0     483,352(3)
   Formerly Vice Chairman       1999     500,000     35,467            0      30,761
   of the Board and             1998     500,000    360,734      500,000      23,988
   Chief Executive Officer

(1)	In order to encourage and facilitate an increase in management's equity ownership in the Company, the compensation committee requested the executive officers to accept Class A common stock in lieu of cash for a substantial portion of their fiscal year 2000 bonus. In response to that request, the executive officers noted accepted Class A common stock with a fair market value equal to the net cash otherwise available to them, after deductions, for their fiscal year 2000 bonus.
(2)	Consists of our contributions to the accounts of the named executive officers in our Stewart Enterprises Employees' Retirement Trust (SEERT) and our Supplemental Retirement and Deferred Compensation Plan, respectively: Mr. Stewart, $5,592 and $10,204; Mr. Rowe, $5,842 and $14,181; Mr. Marlowe, $5,842 and $8,045; Mr. Budde, $5,842 and $12,741; and Mr. Heffron, $1,593 and $11,796. Additionally, amounts shown for Mr. Stewart include life insurance premiums paid on his behalf in the amount of $526.
(3)	Consists of $469,230 paid in accordance with a termination agreement with Mr. Henican and $590 and $13,532 in contributions to the Stewart Enterprises Employees' Retirement Trust (SEERT) and our Supplemental Retirement and Deferred Compensation Plan, respectively.

Stock Options

        The following two tables present information with respect to the executive officers named in the Summary Compensation Table concerning grants and exercises of stock options during the last fiscal year and unexercised options as of October 31, 2000.

Option Grants in Last Fiscal Year

                                 % of Total
                    Number  of    Options                              Potential Realizable Value at Assumed
                    Securities  Granted  to                          Annual Rates of Stock Price Appreciation
                    Underlying   Employees                                       for Option Term (4)
                     Options     in Fiscal   Exercise   Expiration --------------------------------------------
                    Granted(1)      Year      Price        Date        5%        10%         15%         20%
                    ---------    ----------  --------   ---------- --------  ----------  ----------  ----------
William E. Rowe     500,000(2)     7.66%      $5.50      01/21/05  $759,774  $1,678,903  $2,781,232  $4,092,880
                    500,000(3)     7.66%      $4.28      04/12/05  $591,243  $1,306,491  $2,164,304  $3,185,005

Brian J. Marlowe    500,000(2)     7.66%      $5.50      01/21/05  $759,774  $1,678,903  $2,781,232  $4,092,880
                    200,000(3)     3.06%      $4.28      04/12/05  $236,497  $  522,597  $  865,722  $1,274,002

Kenneth C. Budde    360,000(2)     5.51%      $5.50      01/21/05  $547,037  $1,208,810  $2,002,487  $2,946,874
                    140,000(3)     2.14%      $4.28      04/12/05  $165,548  $  365,818  $  606,005     891,801

Brent F. Heffron    288,000(2)     4.41%      $5.50      01/21/05  $437,630  $  987,048  $1,601,990  $2,357,499
                    112,000(3)     1.72%      $4.28      04/12/05  $132,438  $  292,654  $  484,804  $  713,441

(1)	All options become immediately exercisable upon a change of control of our company, and the compensation committee may accelerate the exercisability of the options at any time in its discretion.
(2)	These options become exercisable in 25 percent annual increments, beginning January 21, 2001.
(3)	These options become exercisable in 25 percent annual increments, beginning April 12, 2001.
(4)	The appreciation is calculated over the term of the options rounded to the nearest one-half year, beginning with the fair market value on the date of grant of the options, which was $5.50 on January 21, 2000 and $4.28 on April 12, 2000. As of February 13, 2001, the price of a share of our Class A common stock was $3.59. Accordingly, none of the options listed in this table are "in the money."

Aggregate Option Exercises in Last Fiscal Year
and Fiscal Year End Option Values

                                                          Number of
                                                    Securities Underlying        Value of Unexercised
                                                        Unexercised                  In-the-Money
                                                     Stock Options at                Options at
                     Shares                         October 31, 2000(1)           October 31, 2000(2)
                    Acquired       Value        ---------------------------   --------------------------
                   on Exercise    Realized      Exercisable   Unexercisable   Exercisable  Unexercisable
                   -----------    --------      -----------   -------------   -----------  -------------
William E. Rowe        0            $0            393,020       1,432,000         $0            $0
Brian J. Marlowe       0             0            234,010         916,000          0             0
Kenneth C. Budde       0             0            124,000         716,000          0             0
Brent F. Heffron       0             0            167,346         616,000          0             0

(1)	Options with respect to 330,000 shares held by Mr. Rowe, 165,000 shares held by Mr. Marlowe, 165,000 shares held by Mr. Budde and 165,000 shares held by Mr. Heffron are performance-based options that will become exercisable only if the average of the closing sale prices of a share of Class A common stock for 20 consecutive trading days prior to July 17, 2003 equals or exceeds $67.81, which represents a five-year, 20 percent compounded annual growth rate in the price of a share of Class A common stock from the $27.25 exercise price applicable to the initial awards. All options become immediately exercisable upon a change of control of our company, and the compensation committee may accelerate the exercisability of the options at any time in its discretion.
(2)	No unexercised stock options outstanding on October 31, 2000 were "in the money."

Employment Agreements

        We have entered into employment agreements with Messrs. Rowe, Marlowe, Budde, Heffron and Henican (sometimes referred to as the "Named Executive Officers"). The agreement with Mr. Henican was terminated in connection with his resignation in late 1999 and was replaced with a termination agreement, the principal terms of which are described below. The agreements provide for employment of the Named Executive Officer through October 31, 2001, subject to earlier termination under limited, specified circumstances, at a fixed annual salary. The agreements also provide for an annual bonus, which is awarded based upon factors established annually.

        The employment agreement with Mr. Rowe provides for a salary of $500,000 per fiscal year and provides for Mr. Rowe to be eligible to receive a maximum bonus of $500,000 per fiscal year. The employment agreement with Mr. Marlowe initially provided for a salary of $355,000 per fiscal year, which was increased to $380,000 per fiscal year on November 1, 2000 and to $400,000 on February 1, 2001. The employment agreement with Mr. Marlowe also provides for Mr. Marlowe to be eligible to receive a maximum bonus of $375,000 per fiscal year. The employment agreement with Mr. Budde provides for a salary of $300,000 per fiscal year and provides for Mr. Budde to be eligible to receive a maximum bonus of $300,000 per fiscal year. The employment agreement with Mr. Heffron provides for a salary of $300,000 per fiscal year and provides for Mr. Heffron to be eligible to receive a maximum bonus of $300,000 per fiscal year.

        The employment agreements also provide that if we terminate the Named Executive Officer's employment without "cause" (as defined in the agreement) or the Named Executive Officer terminates employment for "good reason" (as defined in the agreement), we must pay the executive two times his annual salary over a two-year period. In addition, the executive will be entitled to exercise performance-based options if the performance goals are met within 180 days after the termination of employment. If the executive terminates his employment for reasons other than "good reason," we must pay the executive one year's salary over a two-year period. Each executive has agreed that he will not compete with us for a period of two years after the termination of his employment.

        Effective November 15, 1999, we entered into a termination agreement with Mr. Henican. The agreement provides that he will receive a severance benefit equal to two times his annual salary at November 15, 1999, payable over a two-year period, and continue to receive until November 15, 2001, the insurance benefits that were provided to him and his dependents prior to his resignation.

Change of Control Agreements

        We have entered into change of control agreements with the Named Executive Officers, although Mr. Henican's agreement was terminated at the time of his resignation. The change of control agreements supersede the employment agreements after a change of control. The agreements provide that if a change of control occurs before October 31, 2001, the executive's employment term will continue through the later of the second anniversary of the change of control or October 31, 2001, subject to earlier termination pursuant to the agreement. After a change of control and during the employment term, the executive is entitled to substantially the same position in substantially the same location as prior to the change of control. In addition, the executive is entitled to the salary, maximum bonus and benefits provided in his employment agreement or, if more favorable, those provided to peer employees of the acquiror.

        If after a change of control, but during the employment term, we terminate the executive's employment without "cause" (as defined in the agreement) or the executive terminates employment for "good reason" (as defined in the agreement), we must pay the executive in cash within 30 days of termination an amount equal to three times the sum of his salary and maximum bonus. "Good reason" includes the failure of the acquiror to provide the executive with substantially the same position after the change of control, and the executive's position is not considered to be substantially the same after a change of control unless he holds an equivalent position with the ultimate parent company of the entity resulting from the transaction. In addition, a termination by the executive for any reason during the 30-day period immediately following the first anniversary of the change of control is deemed a termination for "good reason." If during the employment term the executive terminates employment for reasons other than "good reason," he is entitled to receive a single year's salary over a two-year period. The non-competition provisions of the executive's employment agreement continue to apply after a change of control.

        If after a change of control the executive is subjected to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (whether by virtue of the benefits of the change of control agreement or otherwise, including by virtue of the acceleration of the exercisability of stock options), we must pay the executive (whether or not his employment has terminated) such amounts as are necessary to place him in the same position after payment of federal income and excise taxes as he would have been if such provisions had not been applicable to him. We have agreed, to the extent permitted by applicable law, to take all reasonable steps to ensure that the executive is not, by reason of a change of control, deprived of the economic value (including any value attributable to the change of control) of (1) any options to acquire our common stock or (2) any of our common stock beneficially owned by the executive. We have agreed to pay as incurred, to the full extent permitted by law, all legal fees and expenses the executive may reasonably incur as a result of any contest of the validity or enforceability of, or liability under, any provision of the change of control agreement.

Compensation Committee Interlocks and Insider Participation

        During the last fiscal year, Darwin C. Fenner, James W. McFarland and Michael O. Read served on the compensation committee. No member served as an officer or employee of our company or any of our subsidiaries prior to or while serving on the compensation committee. None of our executive officers served during the last fiscal year on the board of directors or on the compensation committee of another entity, one of whose executive officers served on our board of directors or on our compensation committee.

Compensation Committee Report on Executive Compensation

    General

        The compensation committee approves all of the policies under which compensation is paid or awarded to our executive officers. All such decisions are then recommended to the full board of directors for final approval, except for decisions to make awards to executive officers under our stock compensation plans, which are made solely by the compensation committee for tax law purposes.

        Our executive compensation policies are designed to:

  Provide competitive levels of compensation that integrate pay with our annual and long-term performance goals

  Reward achievements in corporate performance

  Recognize individual initiative and performance

  Assist us in attracting and retaining qualified executives

  Align the interests of executives with the long-term interests of shareholders through award opportunities that can result in ownership of Class A common stock

        Our executive compensation program is comprised of salaries, annual incentive bonuses and long-term incentives in the form of stock options.

    Salary

        The salary levels of our Named Executive Officers, other than Mr. Stewart, are set out in employment agreements with the officers. Salary levels for each position have been set following consultation with independent consultants and outside advisors after considering the executive compensation policies described above. Any salary increases since 1998 for Named Executive Officers were the result of promotions or increased responsibility. Mr. Stewart's salary is paid in consideration of his longstanding and continuing contributions and value to us. For fiscal year 2000 his salary was $450,000.

    Incentive Bonus

        During 1998, the compensation committee retained an independent consulting firm to review our executive compensation. After considering the consulting firm's reports and recommendations, the compensation committee determined that our executive compensation should be at or above the 75th percentile for companies in a peer group consisting of public companies similar in size to us and other public death care companies. Consistent with this objective, the consulting firm's recommendations and the executive compensation policies described above, the employment agreements with Messrs. Rowe, Marlowe, Budde and Heffron provide for maximum incentive bonuses of $500,000, $375,000, $300,000 and $300,000, respectively. The annual incentive bonus paid to Mr. Rowe for 2000 was based 75 percent on our earnings per share for the year and 25 percent on qualitative factors determined by the chairman of the compensation committee. The bonuses paid to the other executive officers were also based 75 percent on quantitative performance factors, including our earnings per share, and 25 percent on a subjective evaluation of qualitative factors. In order to encourage and facilitate an increase in management's equity ownership in the Company, the compensation committee requested the executive officers to accept Class A common stock in lieu of cash for a substantial portion of their fiscal year 2000 bonus. In response to that request, Messrs. Rowe, Marlowe, Budde and Heffron accepted Class A common stock with a fair market value equal to the net cash otherwise available to them, after deductions, for their fiscal year 2000 bonus.

    Stock Options

        In order to provide management with a renewed long-term incentive to improve operating performance and shareholder value, the compensation committee granted stock options to all executive officers in fiscal 2000. The options vest over a four-year period, contingent upon the executive officer's continued employment with the Company, and have a five-year term. The size of individual option grants was based upon the officer's level of responsibility and salary level.

    Section 162(m) of the Internal Revenue Code

        Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits us from deducting more than $1 million in compensation paid to certain executive officers in a single year. An exception to the $1 million limit is provided for "performance-based compensation" that meets certain requirements, including approval by the shareholders. Options granted under our incentive compensation plans qualify as "performance-based compensation" and will be excluded in calculating the $1 million limit under Section 162(m). We currently intend to keep "non-performance-based compensation" within the $1 million limit in order that all executive compensation will be fully deductible.

Submitted by the Compensation Committee.

Darwin C. Fenner	James W. McFarland	Michael O. Read

TOTAL RETURN COMPARISON

        The graph and corresponding table below provide a comparison of the cumulative total shareholder return on our Class A common stock, the S&P 500 Index and Service Corporation International ("SCI") for our last five fiscal years. We believe that we and SCI are the only major death care providers that have been publicly traded in the United States throughout the entire period covered by the graph. The information in the graph is based on the assumption of a $100 investment on October 31, 1995, at the closing price on that date and includes the reinvestment of dividends.

[INSERT GRAPH HERE]

                                        Cumulative Total Shareholder Return
                                 -----------------------------------------------
                                                  October 31,
                                 -----------------------------------------------
                                  1995    1996    1997    1998    1999    2000
                                 ------- ------- ------- ------- ------- -------
Stewart Enterprises               100.0   152.6   185.3   206.4    42.9    19.5
S & P 500 Index                   100.0   121.3   157.3   188.9   234.4   245.8
Service Corporation International 100.0   143.3   154.5   182.4    50.2    12.1

CERTAIN TRANSACTIONS

General

        Through July of 2000, we leased our corporate offices from a general partnership in which Mr. Stewart owned a 99.3 percent partnership interest. We now lease the corporate offices from a non-affiliated company. We paid an aggregate of $478,694 in rental payments to the partnership during the fiscal year ended October 31, 2000.

        During the fiscal year ended October 31, 1992, Mr. Stewart and two trusts established by Mr. and Mrs. Stewart entered into an agreement with us whereby we, with the approval of all of the disinterested members of our board of directors, agreed to advance the premiums on a split dollar "second-to-die" life insurance policy purchased by the trusts and insuring the lives of Mr. and Mrs. Stewart. The premiums are payable over a 12-year period and the trusts are required to reimburse us currently for that portion of the premiums we paid that, if not reimbursed, would be treated as compensation to Mr. Stewart for federal income tax purposes. Interest accrues on the premium advances at 8 percent per annum from the date each premium payment is made by us. The advances are collateralized by an assignment of other insurance policies owned by the trusts and shares of our Class A common stock that are held by the trusts. The trusts have agreed that, upon the death of Mr. or Mrs. Stewart, the proceeds of such other insurance policies will be used to reduce the outstanding balance due to us. We are entitled to reimbursement of the unpaid balance of all amounts advanced, together with accrued interest, upon the first to occur of (1) the surrender of the policy, (2) the deaths of Mr. and Mrs. Stewart, or (3) the expiration of 60 days following the payment in full of all premiums on the policy. The outstanding amount advanced to the trusts by us, including accrued interest, was approximately $1,411,341 at October 31, 2000, including $110,000 advanced to the trusts during the fiscal year ended October 31, 2000.

        In January 1998, we discontinued an insurance policy on the life of Mr. Stewart unrelated to the policy described in the preceding paragraph. In order to purchase a replacement policy, The Stewart Family Special Trust borrowed $685,000 from us pursuant to a promissory note due 180 days after the death of Mr. Stewart. Interest on the note accrues annually at a rate equal to our cost of borrowing under our $600 million revolving credit facility and is payable when the principal becomes due. The amount of the loan is equal to the cash value received by us upon the discontinuance of the prior insurance policy. The loan proceeds were used by the trust to purchase a single premium policy on the life of Mr. Stewart. Certain of the beneficiaries of The Stewart Family Special Trust are members of Mr. Stewart's family. The loan was approved by all of the disinterested members of the board of directors. The outstanding balance of the loan at October 31, 2000, including accrued interest, was approximately $804,771.

        In fiscal year 1997, in connection with our acquisition of certain cemeteries from Dwight A. Holder, a former director, Mr. Holder's daughter entered into a non-competition agreement with one of our subsidiaries providing that she will be paid $342,500 in 40 equal quarterly installments. During fiscal year 2000, she was paid $34,250 under such agreement.

        Dillard Memorial, Inc., a subsidiary acquired by us in 1997 from Mr. Holder, leases one of its funeral homes from Mr. Holder pursuant to a twenty-year lease commencing in May 1997 and providing for annual rental payments equal to the greater of (1) $144,000 or (2) 7 percent of the previous fiscal year's gross sales for that funeral home. During the fiscal year ended October 31, 2000, we made rental payments under the lease of $144,000 to Mr. Holder.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and 10 percent beneficial owners to file with the SEC reports of ownership and changes in ownership of our equity securities. During the last fiscal year Ronald H. Patron was inadvertently late in filing a statement of changes in beneficial ownership, reporting one transaction.

PROPOSAL TO RATIFY THE RETENTION OF INDEPENDENT AUDITORS

        Upon the recommendation of our audit committee, the board of directors has approved the retention of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending October 31, 2001, which selection will be submitted to the shareholders for ratification. If the shareholders do not ratify the selection of PricewaterhouseCoopers LLP by the affirmative vote of holders of a majority of the voting power present or represented at our 2001 annual meeting, the selection will be reconsidered by the board.

        Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions from shareholders.

        The board of directors unanimously recommends that shareholders vote FOR the proposal to ratify the retention of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending October 31, 2001.

OTHER MATTERS

Quorum and Voting of Proxies

        The presence, in person or by proxy, of a majority of our company's total voting power is necessary to constitute a quorum. If a quorum is present, (1) directors will be elected by plurality vote, and (2) the ratification of the retention of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending October 31, 2001 will require the affirmative vote of the holders of a majority of the voting power present or represented at the annual meeting. With respect to any matter that is properly brought before the meeting, other than the election of directors, abstentions will have the effect of a vote against the proposal, and broker non-votes will be counted as not present with respect to the proposal.

        All duly executed proxies received by us in the form enclosed will be voted as specified and, in the absence of instructions to the contrary, will be voted for the election of the nominees named above and in favor of the adoption of the proposal to ratify the retention of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending October 31, 2001.

        The board of directors does not know of any matters to be presented at our 2001 annual meeting other than those described herein. However, if any other matters properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote the shares represented by them in accordance with their best judgment.

Shareholder Proposals

        Any shareholder who desires to present a proposal for inclusion in our proxy materials relating to our 2002 annual meeting must forward the proposal to our Secretary at the address shown on the first page of this Proxy Statement in time to arrive at our offices no later than November 1, 2001.

        All shareholder proposals must comply with Section 2.14 of our By-laws in order to be eligible for consideration at a shareholders' meeting. Our By-laws are filed with the SEC, and shareholders should refer to the By-laws for a complete description of the requirements. Any shareholder who wishes to present a proposal at our 2002 annual meeting must give us notice in advance of the meeting. The notice must be received by our Secretary no later than November 1, 2001, although this date will change in accordance with our By-laws if the date of our 2002 annual meeting is 30 calendar days earlier or later than April 5, 2002. The notice must contain (1) a complete and accurate description of the proposal; (2) a statement that the shareholder (or the shareholder's legal representative) intends to attend the meeting and present the proposal and that the shareholder intends to hold of record securities entitled to vote at the meeting through the meeting date; (3) the shareholder's name and address and the number of shares of our voting securities that the shareholder holds of record and beneficially as of the notice date; and (4) a complete and accurate description of any material interest of the shareholder in the proposal.

BY ORDER OF THE BOARD OF DIRECTORS
Loralice A. Trahan Secretary

Metairie, Louisiana
March 1, 2001

EXHIBIT A

STEWART ENTERPRISES, INC.

AUDIT COMMITTEE CHARTER

February 2001

Organization

The audit committee shall be composed of at least three directors appointed by the board and shall comply with the independence and other member qualification requirements of Nasdaq.

Purpose

The primary purpose of the audit committee is to assist the board in fulfilling its oversight responsibilities by monitoring (1) the financial information which will be provided to the shareholders, (2) the systems of internal controls which management and board of directors have established, (3) the audit process, and (4) the independence and performance of the independent accountants and the internal auditor.

Responsibilities

In meeting its responsibilities, the audit committee plans to:

  Recommend to the board of directors the independent accountant to be engaged and whether the independent accountant should be changed; approve the independent accountant's compensation.

  Review and concur in the appointment, replacement, reassignment, or dismissal of the director of internal auditing and review the independence of the internal auditor.

  Receive from the independent accountant the written disclosures regarding the independent accountant's independence required by Independence Standards Board Standard No. 1.

  Discuss with the independent accountant any disclosed relationships or services that may affect the independent accountant's independence.

  Inquire of management, the director of internal auditing, and the independent accountant about significant financial risks or exposures and assess the steps management has taken to minimize such risks to the company.

  Consider, in consultation with the independent accountant and the director of internal auditing, the audit scope and plan of the internal auditors and the independent accountant.

  Review with the director of internal auditing and the independent accountant the coordination of audit effort regarding completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

  Consider and review with the independent accountant and the director of internal auditing:

    The adequacy of the company's internal controls including computerized information system controls and security

    Any related significant findings and recommendations of the independent accountant and the internal auditor together with management's responses thereto

  Review with management and the independent accountant at the completion of the annual financial statement audit:

    The company's annual SEC filing, together with the financial statements and related footnotes

    The results of the independent accountant's audit

    Any significant changes required in the independent accountant's audit plan

    Any serious difficulties or disputes with management encountered during the course of the audit

    Other matters related to the conduct of the audit which are to be communicated to the committee under generally accepted auditing standards (currently, Statement on Auditing Standards No. 61)

  Obtain from the independent accountant assurances that Section 10A of the Securities Exchange Act of 1934 has not been implicated (regarding disclosure to the committee of illegal acts detected by the independent accountant in the course of the audit).

  Consider and review with management and the director of internal auditing:

    Significant findings during the course of internal audits and management's responses thereto

    Any difficulties encountered in the course of their audits, including any restriction on the scope of their work or access to required information

    Any changes required in the planned scope of the audit plan

    The internal auditing department charter, budget, and staffing

  Review with management, the independent accountant, and the director of internal auditing the interim earnings statement prior to its release to the public.

  Review with management and the independent accountant the results of the independent accountant's review of the company's interim financial statements in accordance with generally accepted auditing standards for conducting such review (currently, Statement on Auditing Standards No. 71).

  Review legal and regulatory matters that may have a material impact on the financial statements.

  Report committee actions to the board of directors with such recommendations as the committee may deem appropriate, including a recommendation regarding the engagement of the independent accountant,

    recommendations regarding any additional actions appropriate in order to oversee the independence of the independent account, and a recommendation, based on its review and discussion with management and the independent accountant, that the audited financial statements be included in the company's Form 10-K.

  Review and update the committee's charter annually.

  Prepare the audit committee report required by the rules of the SEC to be included in the company's annual proxy statement and review the disclosure in the company's annual proxy statement regarding the independence of audit committee members.

Process

The committee shall meet at least four times annually and more frequently if the committee determines it to be appropriate. The audit committee shall have the power to conduct or authorize investigations into any matters within the committee's scope of responsibilities. The committee shall be empowered to retain independent counsel, accountants, or others to advise it.

Accountability

The internal auditor and independent accountant are accountable to the audit committee and the company's board. The board, with the advice of the audit committee, has the authority and responsibility to select, evaluate, and, if necessary or appropriate, replace the internal auditor and independent accountant.

Responsibilities of Others

  Management is responsible for developing and consistently applying the company's accounting principles, preparing the company's financial statements and maintaining an appropriate system of internal controls.

  The company's internal auditors are responsible for objectively assessing management's accounting processes and internal controls and the extent of the company's compliance with them.

  The independent accountants are responsible for auditing the company's annual financial statements in accordance with generally accepted auditing standards to obtain reasonable assurance that they are free from material misstatement, and for reviewing the company's interim financial statements in accordance with SAS 71.

Please mark your votes as indicated in this example [X]

1.    To elect three Class II Directors.

FOR all nominees listed below (except as marked to the contrary below)	WITHOLD AUTHORITY to vote for all nominees listed below
[ ]	[ ]

INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below:

01 Frank B. Stewart, Jr.
02 Darwin C. Fenner
03 John P. Laborde

2.    Proposal to ratify the retention of PricewaterhouseCoopers LLP certified public accountants, as independent auditors for the fiscal year ending October 31, 2001.

FOR	AGAINST	ABSTAIN
[ ]	[ ]	[ ]

3.In their discretion to vote upon such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends that you vote FOR the nominees and the proposals listed above. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted FOR the nominees and the proposals.

DATED:____________________________________________________________________, 2001

________________________________________________________________________________
(SIGNATURE OF SHAREHOLDER)

________________________________________________________________________________
(SIGNATURE IF HELD JOINTLY)

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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[Clip Art]    VOTE BY TELEPHONE    [Clip Art]
QUICK * * * EASY * * * IMMEDIATE

YOUR VOTE IS IMPORTANT! - YOU CAN VOTE IN ONE OF TWO WAYS:

1.    TO VOTE BY PHONE: Call toll-free 1-800-840-1208 on a touch tone telephone 24 hours a day-7days a week

There is NO CHARGE to you for this call. - Have your proxy card in hand.

You will be asked to enter a Control Number, which is located in the box in the lower right hand corner of this form

OPTION 1:	To vote as the Board of Directors recommends on All proposals, press 1

When asked, please confirm by Pressing 1.

OPTION 2:	If you choose to vote on each Proposal separately, press 0. You will hear these instructions:

Proposal 1 - To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9 to WITHHOLD FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions
Proposal 2 - To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.
When asked, please confirm by Pressing 1.
or

2. TO VOTE BY PROXY: Mark, sign and date your proxy card and return promptly in the enclosed envelope.

    NOTE: If you vote by telephone, THERE IS NO NEED TO MAIL BACK your Proxy Card.

THANK YOU FOR VOTING.

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
STEWART ENTERPRISES, INC.

            The undersigned hereby appoints Frank B. Stewart, Jr., William E. Rowe and Kenneth C. Budde, or any one or more of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Class A Common Stock of Stewart Enterprises, Inc. held of record by the undersigned on February 13, 2001 at the Annual Meeting of Shareholders to be held on April 5, 2001, or any adjournment thereof.

(Please See Reverse Side)
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